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                                                                    EXHIBIT 10.9

                                                           STRICTLY CONFIDENTIAL

                          ALASKA COMMUNICATIONS SYSTEMS
                                 HOLDINGS, INC.
                            510 L. STREET, SUITE 500
                               ANCHORAGE, AK 99501

                                  April 8, 1999

Mr. Dean A. Ryland
311 Monterey Way
Vancouver, Washington 98661

            Re:   Employment Agreement

Dear Mr. Ryland:

            This letter agreement (this "Agreement") sets forth the terms and conditions of your employment with Alaska Communications Systems Holdings, Inc. ("ACSHI" or the "Company"), a wholly-owned subsidiary of ALEC Holdings, Inc. ("Holdings"), effective as of the first to occur of the date of consummation of
(a) the transactions contemplated by the Purchase Agreement, by and among ALEC Acquisition Sub Corp, which is a subsidiary of ACSHI, CenturyTel of the Northwest, Inc. and CenturyTel Wireless, Inc., dated as of August 14, 1998 and
(b) the transactions contemplated by the Asset Purchase Agreement, by and among Alaska Communications Systems, Inc. ("ACS") and the Municipality of Anchorage, dated as of October 20, 1998 (the "Effective Date"), provided that, if neither transaction is consummated, this Agreement shall be void ab initio.

      1. Employment and Services. ACSHI hereby employs you as Vice President and Controller, for the period beginning on the Effective Date and ending upon termination pursuant to paragraph 4 (the "Employment Period"). During the Employment Period, you shall render such services to the Company and its affiliates and subsidiaries as the Board of Directors of ACSHI shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.

      2. Compensation. The Company shall pay you an annual base salary ("Annual Base Salary") of $130,000 during the first year of the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company). Your Annual Base Salary may be increased in years following the first year of employment but may not be decreased. As used herein, the term "Annual Base Salary" refers to the Annual Base Salary as so increased. Such Annual Base Salary shall be payable in installments in accordance with the Company's regular payroll practices.

            In addition, you will be eligible to receive an annual bonus to be awarded ninety (90) days after the end of each fiscal year, to be paid as soon as practicable but not later than one


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hundred twenty (120) days after the end of the fiscal year. In order to determine the amount of such bonus, the Company, acting in good faith, shall determine appropriate business targets for each fiscal year and your annual bonus shall be based upon attainment of such targets. As a benchmark for such bonuses, the Company agrees that if the Company attains the mutually determined business targets, you shall receive a bonus equal to thirty percent (30%) of your Annual Base Salary as in effect with respect to any such fiscal year, and in the event that the Company exceeds or does not exceed the business targets, there shall be appropriate adjustments in the amount of your annual bonus. The determination of appropriate business targets shall take place not later than sixty (60) days subsequent to the commencement of the Company's fiscal year.

            The Company, acting in good faith, shall also establish milestones and timeframes ("Implementation Timelines") for the successful installation of a suite of finance and accounting systems for each of the transactions referenced above, and for a subsequent consolidation of these systems, as set forth in Schedule A attached hereto. You will be paid the bonus amount established for each milestone pursuant to Schedule A after satisfying the acceptance criteria associated with the Implementation Timelines within thirty (30) days following acceptance by the Company.

      3. Benefits. During the Employment Period, you shall be entitled to participate in the Company's fringe benefit plans, subject to and in accordance with applicable eligibility requirements, such as life and disability insurance plans and all other benefit plans (other than severance plans or arrangements) generally available to the Company's executive officers, including relocation of personal residence benefits and stock option plans, in accordance with the terms of any such plans or policies as in effect from time to time during the Employment Period. In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, in each case consistent with Company policy. In addition, during the Employment Period, you shall be entitled to annual vacation of not less than two (2) weeks.

            In lieu of relocation benefits under the applicable policy, you may elect to have company-paid housing provided in Anchorage, Alaska during the Employment Period. The selection of such housing shall be subject to Company approval and will be consistent with housing provided to others similarly situated.

      4. Termination and Severance. The Employment Period shall terminate on the first to occur of (i) sixty (60) days following written notice by you to the Company of your resignation without Good Reason, (it being understood that you will continue to perform your services hereunder during such sixty (60) day period), (ii) thirty (30) days following written notice by you to the Company of your resignation with Good Reason during the Employment Period or following a Change in Control (it being understood that you will continue to perform your services hereunder during such thirty (30) day period), (iii) your death or Disability, (iv) a vote of the Board of ACSHI directing such termination for Cause, (v) a vote of the Board of ACSHI directing such termination without Cause, or (vi) the second anniversary of the Effective Date (the "Scheduled Expiration Date"); provided, however, that if termination of employment has not been


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effected on or before the Scheduled Expiration Date, employment thereafter shall continue at will ("At-Will Period").

            In the event of termination of the Employment Period pursuant to clause (ii) or (v) above, the Company shall concurrently with such termination make a lump-sum payment to you equal to the sum of (x) one times your Annual Base Salary plus (y) in the event such termination occurs on or after December 31, 1999, one times the most recent annual bonus payment, if any, paid pursuant to paragraph 2 hereof. In addition, you shall be entitled to reimbursement of the cost of continuing your health insurance coverage under COBRA for the twelve
(12) month period following such a termination. Except as otherwise set forth in this paragraph 4 or pursuant to the terms of employee benefit plans in which you participate pursuant to paragraph 3, you shall not be entitled to any compensation or other payment from the Company in connection with termination of your employment hereunder. However, in the event you elect to resign effective as of the Scheduled Expiration Date, after having given not less than thirty
(30) days written notice, or, if after you successfully meet the Implementation Timelines set forth in paragraph 2, you resign upon ninety (90) days written notice, you shall receive six (6) months of your Annual Base Salary; as well as reimbursement for the cost of continuing your health insurance coverage under COBRA for such period, in a lump sum within thirty (30) days after your termination from employment. If you elect to relocate to the lower 48 states in connection with such a voluntary resignation, or following a termination of employment pursuant to clause (ii) or (v), the Company will provide for relocation of personal and household goods, subject to applicable limits set forth in the Company's relocation policy, and travel for you and your household to your new residence in the lower 48 states.

            For purpose of this agreement, the following definitions will apply:
(a) "Good Reason" shall mean: (i) the assignment of you by the Company to any duties materially inconsistent with, or a material diminution of, your position, including duties, title, offices, or responsibilities; or (ii) the transfer, without your concurrence, of your principal place of employment to a geographic location more than 100 miles from both your current personal residence and from the location of your current principal place of employment (but shall not include any transfer to Anchorage, Alaska); (b) "Cause" shall mean: (i) your willful failure to comply with lawful directions of the Boards of the Company after written notice; (ii) fraud, misappropriation or embezzlement by you; or
(iii) a material breach of this Agreement (other than due to physical or mental illness) that is not cured within thirty (30) days after receiving written notice from either the Board of the Company or of the Subsidiary of your specific failure to perform your duties; (c) "Change in Control" shall mean: (i) the acquisition by any person or group (as that term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended), other than Fox Paine & Company, LLC or any of its affiliates, of beneficial ownership of a majority or more of the Company's outstanding voting securities; or (ii) any sale, lease, exchange or other transfer in one transaction or a series of selected transactions, other than a transfer to an entity which is majority controlled by Fox Paine & Company, LLC or any affiliate thereof or an entity with substantially the same equity holders as immediately prior to such transfer, of all or substantially all of the assets of the Company or its operating subsidiaries (taken together), or any plan for the liquidation or dissolution of the Company; and (d) "Disability" shall mean that for a period of six (6) consecutive months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in paragraph 1 because


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of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

      5. Confidential Information. You acknowledge that information obtained by you while employed by the Company or any affiliate thereof (including as a consultant to Fox Paine & Company, LLC or as an employee of LEC Consulting Corporation) concerning the business or affairs of (i) the Company, its affiliates and subsidiaries or (ii) any enterprise which is the subject of an actual or potential transaction, including, without limitation, the proposed divestitures by GTE Corp. and US West, Inc. (a "Potential Transaction"), considered, evaluated, reviewed or otherwise made known to Fox Paine & Company, LLC, the Company, its affiliates or subsidiaries, or you ("Confidential Information") is the property of the Company. You shall not, without the prior written consent of the Boards of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws, or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act. Upon termination of your employment or at the request of the Board of the Company or of the Subsidiary at any time, you shall deliver to the respective Boards all documents containing Confidential Information or relating to the business or affairs of the Company that you may then possess or have under your control.

      6. Non-Competition; Non-Solicitation.

            a. Non-Competition. You acknowledge that you are and will be in possession of Confidential Information and that your services are of unique and great value to the Company. Accordingly, from the Effective Date until the expiration of the period ending twelve (12) months from the effective date of the termination of your employment with the Company or its affiliated companies (the "Non-Compete Period"), you shall not directly or indirectly own, invest (equity or debt) in, manage, control, participate in, consult with, advise, render services to, or in any manner engage in, or be connected as an employee, officer, partner, director, consultant or otherwise with, (i) any enterprise engaged in the provision of local exchange or wireless telecommunications services in the State of Alaska as of the effective date of termination of your employment, or (ii) any enterprise which is engaged in the provision of local exchange or wireless telecommunications services in competition with the Company in any of the Company's service territories as of the effective date of termination of your employment (a "Competitive Business"). Nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of any publicly-traded class of capital stock of any entity engaged in a Competitive Business.

            b. Non-Solicitation. During the Non-Compete Period, you shall not directly or indirectly induce or attempt to induce any employee of the Company or its affiliates or subsidiaries to terminate, or in any way interfere with, the relationship between the Company or its affiliates or subsidiaries and any employee thereof, nor shall you directly or indirectly solicit or


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attempt to solicit business from any customer or supplier of the Company or its affiliates or subsidiaries. For purposes of this paragraph, a "customer" shall mean an entity to which, as of the effective date of termination of your employment, the Company provides products or services in the State of Alaska or in any other service territory of the Company, and "business" is limited to the provision of products and services within Alaska or such other service territory of the Company.

            c. Scope of Restriction. If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

      7. Survival. Any termination of your employment or of this Agreement shall have no effect on the continuing operation of Section 5 or 6 for the periods specified therein.

      8. Indemnification. The Company agrees to indemnify you and hold you harmless from, any and all claims arising from or relating to your status as an employee, officer, director or agent of the Company, its affiliates, or subsidiaries, to the fullest extent permitted by Delaware law other than claims arising from your gross negligence.

      9. Waiver of Claims. You agree as a condition to your receipt of any termination or severance benefits pursuant to Section 4 hereof, you will agree to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employees, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than pursuant to the terms of this Agreement or of any employee benefit plans and stock option plans set forth in paragraph 3 hereof).

      10. Governing Law. This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of Delaware. If any action at law or in equity is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and disbursements from the non-prevailing party, in addition to any other relief to which the prevailing party may be entitled, as determined by the court.

      11. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, upon the depositing of the same in the United States mail as above stated (as evidenced, in


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attempt to solicit business from any customer or supplier of the Company or its affiliates or subsidiaries. For purposes of this paragraph, a "customer" shall mean an entity to which, as of the effective date of termination of your employment, the Company provides products or services in the State of Alaska or in any other service territory of the Company, and "business" is limited to the provision of products and services within Alaska or such other service territory of the Company.

            c. Scope of Restriction. If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

      7. Survival. Any termination of your employment or of this Agreement shall have no effect on the continuing operation of Section 5 or 6 for the periods specified therein.

      8. Indemnification. The Company agrees to indemnify you and hold you harmless from, any and all claims arising from or relating to your status as an employee, officer, director or agent of the Company, its affiliates, or subsidiaries, to the fullest extent permitted by Delaware law other than claims arising from your gross negligence.

      9. Waiver of Claims. You agree as a condition to your receipt of any termination or severance benefits pursuant to Section 4 hereof, you will agree to waive, discharge and release any and all claims, demands and causes of action, whether know or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employees, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than pursuant to the terms of this Agreement or of any employee benefit plans and stock option plans set forth in paragraph 3 hereof).

      10. Governing Law. This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of Delaware. If any action at law or in equity is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and disbursements from the non-prevailing party, in addition to any other relief to which the prevailing party may be entitled, as determined by the court.

      11. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, upon the depositing of the same in the United States mail as above stated (as evidenced, in


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the case of registered or certified mail, by the date noted on the return receipt.) Notices shall be addressed as follows:

            If to the Executive:    Mr. Dean A. Ryland
                                    311 Monterey Way
                                    Vancouver, Washington 98661

            If to the Company:      Alaska Communications Systems
                                    510 L Street, Suite 500
                                    Anchorage, AK 99501
                                    Attention: Vice President, Human
                                    Resources

      12. Separability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

      13. Successors and Assigns; Assignment of Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto. As used in this Agreement, "Company," "Holdings" and the "Subsidiary" shall mean the Company, Holdings and the Subsidiary as hereinbefore defined and any successors to their businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.

      14. Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

      15. Entire Agreement. This Agreement, including Schedules A and B attached hereto, constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof. This Agreement shall not be modified except in writing executed by all parties hereto.

      16. Captions. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.


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      17. Counterparts. For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

            Please execute the extra copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

                                        Very truly yours,

                                        ALASKA COMMUNICATIONS SYSTEMS
                                        HOLDINGS, INC.


                                        By: /s/ Wesley E. Carson
                                            ---------------------------------
                                            Name:  Wesley E. Carson
                                            Title: Executive Vice President

Accepted and agreed to:


/s/ Dean A. Ryland
--------------------------
Dean A. Ryland


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                                   Schedule A

                            Implementation Timelines

Systems to be Installed and Conditions for Acceptance   Deadline    Bonus Amount
-----------------------------------------------------   --------    ------------

1.    SAP Financial Suite for ATU                       03/31/99    $10,000

o Complete transition of financial systems support from legacy ATU environment (FMS) to SAP. FMS system is used only for backup, parallel processing verifications, and/or incidental functionality.

2.    ADP Payroll Processing for ACS/PTI Employees      06/30/99    $20,000

o An integrated time collection and payroll process which properly accumulates time and attendance, calculates, prepares and timely produces paychecks.

3.    Platinum Financial Suite For PTI Properties       06/30/99    $20,000

o Complete transition of financial systems support from legacy CenturyTel environment to Platinum SQL. CenturyTel systems are used only for backup, parallel processing verifications, and/or incidental functionality.

4.    Saville Billing Platform for PTI Properties       08/31/99    $20,000

o Implemented in production such that customer service order processing is performed, end user customer bills are rendered and payments are supplied to the new system.

5.    Consolidation of PTI and ATU Financial Systems    12/31/00    $40,000

Complete transition of ATU and PTI accounting and finance functions to a common system.

6.    Special Completion Bonus                          12/31/99    $10,000

o Successful and timely completion of deliverables set forth in 1 through 4 above.


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      (a) The Company agrees to work with you in good faith to modify the dates and/or description of the deliverables set forth above in the event your ability to meet such dates and/or deliverables is significantly compromised as a result of (i) conditions imposed by the Alaska Public Utilities Commission in connection with required approvals to close the transactions, (ii) delayed closing of one or both of the transactions, (iii) a failure on the part of the Company to provide reasonable resources, or (iv) the failure of vendor to deliver an acceptable product.

      (b) Notwithstanding anything in paragraph 4 of this Employment Agreement to the contrary, if prior to December 31, 1999 or such other date as may be established for the Special Completion Bonus pursuant to paragraph (a) above, you resign with Good Reason pursuant to clause (ii) or your employment is terminated by a vote of the Board of ACSHI directing such termination without Cause pursuant to clause (v), then you shall receive, in addition to any severance due you under paragraph 4, a lump-sum payment in the gross amount of $20,000. Such payment shall be made within thirty (30) days following your separation from employment.

      (c) In addition to any other bonus program or opportunity described in this Employment Agreement, the Company shall pay to you, on or before January 31, 2000, a "stay" bonus in the gross amount of $60,000 if you remain continuously employed with the Company from the Effective Date of the Employment Period until December 31, 1999, or in the event your employment is terminated prior to December 31, 1999 for the reasons set forth in subparagraph (b) of this Schedule A.


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                                   Schedule B

      This Schedule B to the Employment Agreement confirms the Company's commitment with regard to your participation in the Company's stock option incentive plan, as set forth in your offer letter dated November 19, 1998. You shall receive a grant of options for 35,000 shares of common stock under the plan. This grant of options is based on an assumed "strike price" of $6.00 per share. The actual number of shares granted will be adjusted to reflect approximately the same face value in the event the strike price is other than $6.00 per share.


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